Exhibit 99.3

Notice to TeleCommunication Systems, Inc. Holders of 7.75% Convertible Senior Notes due June 30, 2018

Melville, NY and Annapolis, Md – February 23, 2016 – Comtech Telecommunications Corp. (NASDAQ: CMTL or “Comtech”) and TeleCommunication Systems, Inc. (NASDAQ: TSYS or “TCS”) jointly announced today the completion of a tender offer by Typhoon Acquisition Corp., a Maryland corporation (the “Purchaser”) and a wholly-owned subsidiary of Comtech, to purchase any and all of the issued and outstanding shares of TCS’s common stock (the “TCS Shares”) at a price per TCS Share of  $5.00 (the “Offer Price”), net to the seller in cash, without interest and subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 7, 2015 (as amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, constitute the “Offer”). The Offer is described in a Tender Offer Statement on Schedule TO (as amended or supplemented from time to time, the “Schedule TO”) filed by Comtech and Purchaser with the Securities and Exchange Commission (the “SEC”) on December 7, 2015.

The Offer was made pursuant to the Agreement and Plan of Merger, dated as of November 22, 2015, by and among Comtech, Purchaser and TCS (as it may be amended or supplemented from time to time, the “Merger Agreement”). The Merger Agreement provided that, among other things, subject to the satisfaction or waiver of certain conditions, following completion of the Offer, and in accordance with the Maryland General Corporation Law, as amended (the “MGCL”), Purchaser was to be merged with and into TCS (the “Merger”). Following the consummation of the Merger, TCS will continue as the surviving corporation (the “Surviving Corporation”) as a wholly owned subsidiary of Comtech.

The consummation of the Merger constitutes a Fundamental Change (as such term is defined in that certain Indenture (the “Original Indenture”), dated as of May 7, 2013, between TCS and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), as supplemented by that certain Supplemental Indenture, dated as of February 23, 2016, between TCS and the Trustee (the “Supplemental Indenture” and the Original Indenture as supplemented by the Supplemental Indenture, the “Indenture”)). Upon the happening of a Fundamental Change, each holder (each, a “Holder” and, collectively, the “Holders”) of any outstanding 7.75% Convertible Senior Notes due June 30, 2018 issued by TCS (the “Securities”) may elect to require the Surviving Corporation to purchase its Securities. Each Holder must exercise this purchase right by March 29, 2016. Notwithstanding the Fundamental Change, each Holder of any outstanding Securities retains the right under Section 5.01 of the Indenture to instead surrender its Securities for conversion. Each $1,000 principal amount of the Securities is convertible into the right to receive the amount of cash that a holder of 96.637 shares of TCS’s Class A common stock, par value $0.01 per share (the “Common Stock”), would receive as consideration in the Merger. The amount of cash that a holder of 96.637 shares of the Common Stock would receive in exchange for such shares would be $483.19, which amount is less than the Fundamental Change Purchase Price that would be payable to Holders who do not elect to convert their Securities. Further information regarding the Holders’ right to require the Surviving Corporation to purchase the Securities will be mailed to each Holder.

Notwithstanding the Holders’ right to require the Surviving Corporation to purchase its Securities upon the happening of a Fundamental Change under Section 3.01 of the Indenture, Holders should be aware that the Surviving Corporation has, concurrently with the delivery of the notice of Fundamental Change, delivered a Notice of Redemption to the Holders pursuant to which the Surviving Corporation has called for the redemption of all of the outstanding Securities on March 24, 2016 (the “Redemption Date”) at a price of $1,020 per $1,000 of Securities plus accrued and unpaid interest to, but not including, the Redemption Date, and, therefore, regardless of whether a Fundamental Change Purchase Notice has been delivered by any Holder, such Holder’s Securities will be redeemed on the Redemption Date in accordance with and pursuant to the terms of the Notice of Redemption.

About Comtech Telecommunications Corp.

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. Comtech sells products to a diverse customer base in the global commercial and government communications markets. Comtech believes it is a leader in most of the market segments that it serves.

 Cautionary Statement Regarding Forward-Looking Statements

Certain information in this press release contains forward-looking statements regarding Comtech, including but not limited to, information relating to Comtech’s future performance and financial condition, plans and objectives of Comtech’s management and Comtech’s assumptions regarding such future performance, financial condition, plans and objectives that involve certain significant known and unknown risks and uncertainties and other factors not under Comtech’s control which may cause actual results, future performance and financial condition, and achievement of plans and objectives of Comtech’s management to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, among other things: the possibility that the expected synergies from the proposed merger will not be realized, or will not be realized within the anticipated time period; the risk that Comtech’s and TCS’ businesses will not be integrated successfully; the possibility of disruption from the merger making it more difficult to maintain business and operational relationships or retain key personnel; any actions taken by either of the companies, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); the timing of receipt of, and Comtech’s performance on, new orders that can cause significant fluctuations in net sales and operating results; the timing and funding of government contracts; adjustments to gross profits on long-term contracts; risks associated with international sales, rapid technological change, evolving industry standards, frequent new product announcements and enhancements, changing customer demands, and changes in prevailing economic and political conditions; risks associated with Comtech’s legal proceedings and other matters; risks associated with Comtech’s obligations under its revolving credit facility and acquisition debt; and other factors described in Comtech’s and TCS’ filings with the SEC.

Media Contact for Comtech Telecommunications Corp.:

Michael D. Porcelain, Senior Vice President and Chief Financial Officer

(631) 962-7103

Info@comtechtel.com

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